Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 3974 DATED January 10, 2007
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC

Principal Amount:	$4,000,000.00

Issue Price:	100% of Principal Amount

Original Issue Date:	01/16/2007

Maturity Date:	11/15/2007

Interest Rate:	5.35% per annum

Record Dates:	Each January 1 and July 1

Interest Payment Dates:	Each January 15 and July 15

Redeemable Date:	None

Agent's Commission:	None

Form of Note:
(Book-Entry or Certificated)	Certificated

Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $18,515,394,000.00 Series C have been issued.